Exhibit 10.3

License Option Agreement

This Agreement made this day of May 15, 2016 by and between Immune Pharmaceuticals Inc. (“Immune”) with a principal place of business at 430 East 29th Street, Suite 940, New York, NY 10016 and Novel Pain Therapeutics LLC (“NPT”), a newly formed limited liability company with an office at 52 East End Avenue #12A New York, NY 10028

Whereas Immune has intellectual property rights pertaining to its product AmiKet™ and Amiket™ Nano, which are proprietary combinations of amitriptyline and ketamine in topical formulations to treat neuropathic pain, and related product formulations, technical information, clinical data, know-how, patents and patent applications, and trademarks (“Product”).

Whereas, NPT wishes to obtain, and Immune is willing to provide NPT with, an option to negotiate an exclusive license for rights to Product, during the Term set forth below;

1.	License Option

1.1	Immune hereby grants NPT an exclusive option to negotiate an exclusive worldwide royalty-bearing license (the “License”), including the right to grant sublicenses, to make, use, sell, offer for sale and import products under all Immune’s right, title and interest in Product. Such right shall apply during the “Term” beginning from the day of signing of this Agreement by both Parties and extending for 60 days unless otherwise extended by the Parties in writing.

1.2	Immune hereby represents and warrants that Immune has good title to all rights pertaining to the Product, free and clear of all liens, encumbrances and adverse claims, subject to the terms of any license agreements pertaining thereto, which Immune represents and warrants are in full force and effect and as to which there are no breaches or defaults thereunder.

1.3	During the Term of the Agreement, beginning on May 15, 2016 and extending for 60 days unless otherwise extended in writing by the Parties:

1.3.1	Immune shall continue to conduct ongoing Product research and development;

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1.3.2	Immune shall not enter into any other contract that would affect NPT potential rights to the Product or take any action that would interfere in any material respect with Immune’s ability to perform any of its obligations hereunder;

1.3.3	NPT shall diligently pursue obtaining equity funding to be used to conduct initial Product development and commercialization as described below; and

1.3.4	The Parties shall negotiate in good faith a license agreement with material terms as outlined in Exhibit A (the “License Agreement”). In the event the Parties have not executed a License Agreement by the end of the Option Period, the Agreement shall terminate and the Parties shall have no further obligation to each other in connection with the negotiation and execution of a License Agreement.

1.3.5	Immune shall provide NPT with full access to all material information, documents and data pertaining to the Product, including without limitation copies of all license agreements, patent applications and submissions to and responses from each patent office, trademark registrations, clinical data and reports, submissions to and responses from each regulatory authority, including the US Food and Drug Administration, and market studies and surveys, research reports, and a schedule of Product costs incurred,

1.4	In consideration for Immune’s grant of the option to NPT, NPT shall within 15 days prior to the expiration of the Option Period (the “Escrow Due Date”) establish a $500,000 escrow account to be held during the Term, unless terminated prior to the Escrow Due Date by NPT. The escrow balance shall be paid to NPT should the Parties fail to execute a License Agreement during the Term or to Immune at execution of the License Agreement as provided in the License Agreement.

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2.	General Terms and Conditions

2.1	Any Immune information that is marked “Confidential” or, if oral, confirmed in writing within a reasonable period of time following initial disclosure, shall not be disclosed by NPT and shall not be used for any purposes other than in connection with and as contemplated by this Agreement and shall be subject to the same terms of confidentiality and nondisclosure as set forth in the Confidentiality Agreement executed by NPT and Immune on May 10, 2016. Until the second anniversary of the date hereof, Immune, without NPT’s consent, shall not solicit funds for Immune or any of its affiliates (other than NPT) from, or enter into any agreement with, any potential investor in NPT introduced by the principals of NPT (and with whom Immune does not have a prior relationship).

2.2	Any notices permitted or required pursuant to this Agreement shall be deemed effective if made in writing and sent, postage prepaid, return receipt requested, or by overnight delivery, as follows:

If to Immune:	Immune Pharmaceuticals Inc.
430 East 29th Street, Suite 940
New York, NY 10016
Attn.: Daniel Teper, CEO

If to NPT :	Novel Pain Pharmaceuticals LLC
c/o 52 East End Avenue #12A
New York, NY 10028
Attn.: Mark S. Fawer

Or such other or additional address as may be notified from time to time to the other Party. Notices shall be deemed given as of the date sent.

2.3	This Agreement embodies the entire understanding of the Parties and supersedes any other agreement or understanding between the Parties relating to its subject matter. No waiver, amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed on behalf of each Party by its respective officers who are duly authorized to do so.

2.4	This Agreement shall in all respects be interpreted and construed in accordance with the laws of the State of New York.

2.5	Either Party may terminate this Agreement in the event of a material breach by the other Party; provided only, that the offending Party is given notice of the breach a reasonable time, not to exceed thirty (30) days, in which to cure such breach.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative.

Novel Pain Therapeutics LLC		Immune Pharmaceuticals, Inc.

By:	Mark S. Fawer	By:	Daniel G. Teper

Title:	Authorized Signatory	Title:	CEO

Date:	May 15, 2016	Date:	May 15, 2016

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EXHIBIT A

License agreement terms

Parties	Immune Pharmaceuticals Inc. and/or its affiliates (“Immune”) and Novel Pain Therapeutics LLC (“NPT”), individually “Party” and together “Parties”).
Licensed Product	AmiKet™ and AmiKet™ Nano, which are proprietary combinations of amitriptyline and ketamine in topical formulations to treat neuropathic pain, and related product formulations, technical information, clinical data, know-how, patents and patent applications, and trademarks (“Product”).
License	Immune shall grant NPT an exclusive license to all patents, know-how, trademarks and other intellectual property owned by Immune necessary or useful to develop, make, have made, use, offer for sale, sell, import, export or otherwise commercialize Product in the Field and in the Territory with rights to sub-license as provided below.
Field of Use	Topical treatment of neuropathic pain.
Territory	Worldwide.
Term	• Perpetual
Responsibilities of The Parties

Both Parties: The Parties shall agree to use commercially reasonable efforts to perform their respective responsibilities under the Initial Product development plan that shall be attached as an exhibit to the License Agreement and shall reflect the commitment to initiate a clinical trial of Product within 12 months.

NPT: NPT shall use reasonable commercial efforts to develop, obtain regulatory approval for, and market the Product in the Territory (including arranging for manufacturing and supply of Product) subject to the responsibilities of Immune outlined below.

NPT will be responsible for raising at least $20M of capital in the first 12 months following the license agreement from its investor network as well a broader group of investors which will be secured through an investment bank to be selected by both parties. In addition, NPT shall use reasonable efforts to become publicly traded on a national stock exchange within 18 months of the effective date of the License Agreement.

Immune: Immune shall have responsibility for participating and/or completing but not financing all Product development activities as provided in the initial development plan after execution of the License Agreement. Immune shall promptly provide documents and materials related to Product and reasonable assistance in the transition of know-how to NPT and such other assistance as NPT may reasonably request.

Governance

The Parties shall establish a joint steering committee comprised of senior executives of the Parties to oversee development and commercialization efforts (“JSC”). Each Party shall be entitled to designate two representatives to the JSC, which shall meet at least once every 6 months to review the development plan as it may be revised from time to time and NPT’s written report setting forth material development and commercialization activities.

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Governance (Cont’d)

NPT shall consult with the JSC regarding significant decisions but, for the avoidance of doubt, the JSC shall be a forum for the exchange of information between the Parties and shall act only in an advisory capacity and shall not have decision-making powers.

Immune shall have the right to nominate one board member to the board of directors of NPT and shall have veto rights on specific board decisions to be mutually agreed by the Parties.

Sub-License Rights	NPT shall have the right to sub-license its rights under the License Agreement subject to Immune’s prior written approval which shall not be unreasonably withheld, provided the sublicensee agrees to assume all responsibilities of NPT and be bound by the terms of the License Agreement.
Termination

NPT shall have the right to terminate the License Agreement upon 180-days prior written notice plus other usual and reasonable termination provisions including material breach, and bankruptcy of either Party and failure to diligently pursue the product development plan as mutually agreed will be considered.

Upon termination of the License Agreement, NPT’s right to Product and related intellectual property shall immediately terminate. NPT shall promptly provide Immune copies of any Product related intellectual property developed by NPT and shall execute documents, if any, necessary to perfect Immune’s ownership of any IND’s, NDA’s, patents and patent applications or other Product related intellectual property and, where applicable, insure orderly transition of sales of Product.

NPT will be responsible for all payments due according to the Licensing Agreement until the effective termination date.

In the event NPT does not raise $20M within one year, Immune may take the leadership for further financing of NPT or alternatively elect to terminate the License .. In the latter case, Immune will have to offer to other NPT investors registered Immune shares of stock in Immune at the then market value deemed paid by the sum paid on account of the NPT shares purchased.

Immune Access to PainNewCo IP	Immune shall have the right to use any Product related intellectual property developed by NPT during the term of the License Agreement including but not limited to pre-clinical and clinical data and regulatory filings, provided such use is not competitive with the Product.

Compensation

Compensation shall be in the form of reimbursement of Immune’s Product Research and Development (“R&D”) Costs, Equity, Development and Commercial Milestone Payments, Royalties, and Sublicense Fees as provided below.

R&D Costs: NPT shall make minimum payments for external Product R&D costs and for Immune Product R&D support costs (both external costs plus internal administrative expenses equal to 150% of Immune’s cost of direct FTE personnel) incurred in accordance with the initial development plan attached in appendix of the License Agreement as follows:

	• At Execution of License Agreement • 60 days of Execution of License Agreement • Monthly thereafter until $10M raised • Once the company has raised at least $10M	$0.5 Million no less than $0.5 Million no less than $0.5 Million according to development plan
The initial $500,000 payment shall result from the disbursement of funds from the escrow account established in connection with the Option Agreement. All funding as described above will be made available according to the development plan to either NPT or Immune the first of each month. All sums paid on account of R&D Costs in accordance with this paragraph shall be credited against the first $10 M to be raised.

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Compensation (cont’d)

Equity: Immune will be granted shares of common stock in NPT equivalent to 33% of the common stock of NPT at a pre-money valuation of no less than $30 M, with no dilution in NPT for sums raised up to $15 M.

Development Milestone Payments: Upon achievement of development milestones by NPT payments shall be made in NPT shares valued at the then market price as follows:

	• Successful completion of initial P3 clinical trial • NDA Filing • FDA approval	$5 Million $10 Million $10 Million

Commercial Milestone Payments: Upon first achievement of trailing 12-month Net Sales of Product by NPT (and not any sublicensee(s)) as follows, payable in cash or equivalent shares of NPT valued at then then market price at election:

	• $250 Million or more of Net Sales • $500 Million or more of Net Sales • $750 Million or more of Net Sales • $1 Billion or more of Net Sales	$10 Million $25 Million $35 Million $50 Million
Royalties: Tiered royalties based on Net Sales of Product by NPT(and not any sub-licensee(s)) as follows:
	• Annual Net Sales up to and including $250 Million • Annual Net Sales over $250 Million	7.5% 10%

Sublicense Fees: Immune shall receive fees based on sub-license revenue received by NPT from one or more sublicensees, including but not limited to milestone payments and royalties on net sales of Product by the sublicensees, but excluding any direct equity financing at market value or reimbursement of R&D costs actually expended by NPT. The Sublicense Fee percentage shall be based on the level of equity raised by NPT as follows:

	• Equity of less than $10 Million • Equity of $10 Million to less than $20 Million • Equity of $20 Million or more	50% 35% 25%
For the avoidance of doubt, Immune shall only receive Development and Commercial Milestone Payments and Royalties to the extent that NPT (not its sublicensee) achieves the applicable milestone and/or records the net sales.
Other

Other terms and conditions customary for agreements of this nature negotiated between arm’s length parties, including, without limitation, clauses relating to definitions, representations and warranties, indemnification and confidentiality.

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